UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.

1. Name and Address of
   Reporting Person(s)
   Robert J. McDonough
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Transaction Date
   12/12/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
       President WW Refrigeration/
       European & Latin Am Ops. (EVP)
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security          2)Trans-  2A.           3.Trans-       4.Securities Acquired(A)  5)Amount of  6.Ownership  7)Nature of
                             action    Deemed        action Code    or Disposed of (D)        Securities     Form:      Indirect
                             Date      Execution     -------------------------------------    Beneficially   Direct     Beneficial
                             (Month/   Date, if any                            A              Owned          (D) or     Ownership
                             Day/Year) (Month/                                 or             Following      Indirect
                                       Day/Year)     Code     V     Amount     D    Price     Reported       (I)
                                                                                              Transaction(s)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value      12/12/02                A(1)           28,000     A              128,360        D
$0.01 par value per share



                                                                 1


Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative        2)Conversion  3)Trans-  3A.          4)Trans-         5)Number of Derivative    6)Date Exercisable and
Security                     or Exercise   action    Deemed       action           Securities Acquired (A)     Expiration Date
                             Price of      Date      Execution    Code             or Disposed of (D)
                             Derivative              Date, if
                             Security                any                                                     -----------------------
                                                     (Month/Day   ----------------------------------------      Date      Expiration
                                                     Year)        Code   V         A          D              Exercisable     Date
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option   $13.5750      12/12/02               A                46,310                    (2)          12/12/09
(right to buy)




Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially Owned (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative    3)Trans- 3A         7)Title and Amount of Underlying   8)Price   9)Number of    10)Ownership   11)Nature of
Security                 action   Deemed     Securitie                          of Deri-  Derivative     Form of        Indirect
                         Date     Execution                                     vative    Securities     Derivative     Beneficial
                                  Date, if   --------------------------------   Security  Beneficially   Security: or   Ownership
                         (Month/  any                            Amount or                Owned          Direct (D) or
                         Day/     (Month/    Title               Number of                Following      Indirect (I)
                         Year)    Day/                           Shares                   Reported
                                  Year)                                                   Transaction(s)
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock      12/12/02            Common Stock, par   46,310                   46,310          D
Option (right to buy)                        value $0.01 per
                                             share

Explanation of Responses:

(1)  Restricted Stock Award.
(2   The option becomes exercisable in three equal annual installments, commencing one year after the date of grant.)
 -   Attorney-in-fact pursuant to the power of attorney dated July 21, 2000.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Robert J. McDonough
DATE 12/16/02